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                                     CHARTER

                                       OF

                         TEACHERS INSURANCE AND ANNUITY

                             ASSOCIATION OF AMERICA

                         Originally Filed March 4, 1918
                          As Amended September 11, 2000

                                   ARTICLE ONE

         This corporation shall be named "Teachers Insurance and Annuity Association of America."

                                   ARTICLE TWO

         The place where the corporation is to be located and have its principal office for the transaction of business is the City of New York, State of New York.

                                  ARTICLE THREE

         The corporation shall have power to do any and all kinds of business specified in paragraphs 1, 2 and 3 of Section 46 of the Insurance Law of the State of New York, being Chapter 882 of the Laws of 1939, as amended, and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted, provided the corporation is qualified under such amendments to do such kinds of business, together with any other kind or kinds of business to the extent necessarily or properly incidental to the kinds of insurance business which the corporation is so authorized to do. The corporation shall also have the general rights, powers and privileges of a corporation, as the same now or hereafter are declared by the applicable laws of the State of New York and any and all other rights, powers and privileges now or hereafter granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to life insurance companies having power to do the kinds of business hereinabove referred to. The corporation shall transact its business exclusively on a non-mutual basis and shall issue only nonparticipating policies.

                                  ARTICLE FOUR
         The corporate powers of the corporation shall be vested in and exercised by a board of trustees, and by such officers and agents as the board of trustees may from time to time elect or appoint.

                                  ARTICLE FIVE

         Section 1. The board of trustees shall consist of four classes of trustees, each class to consist of four trustees, and the trustees of one class shall be elected at the annual election in each year, each to serve for a term of four years. The term of office of each trustee so elected shall commence at the close of the meeting of the board of trustees next succeeding such election, and shall continue until a successor shall take office. A majority of trustees shall be citizens and residents of the United States, and not
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less than three trustees shall be residents of the State of New York. A trustee need not be a stockholder. The number of trustees shall in no case be less than the minimum number of incorporators required to organize a life insurance corporation.

         Section 2. The annual meeting of stockholders for the election of trustees shall be held each year in the month of November on a date and at an hour specified by notice mailed at least thirty days in advance. Any vacancy in the board of trustees occurring in an interval between the annual meetings of stockholders may be filled for the unexpired portion of such trustee's term by the board of trustees in such manner as the bylaws of the corporation may provide.

         Section 3. The board of trustees shall have power to adopt bylaws providing for the appointment of an executive committee, not less than three in number, to exercise all the powers of the trustees in the intervals between meetings of the board of trustees, and prescribing such other rules and regulations, not inconsistent with law or this charter, for the conduct of the affairs of the corporation as may be deemed expedient, and such bylaws may be amended or repealed by them at pleasure. The board of trustees shall also have all other powers usually vested in boards of directors of life insurance companies not inconsistent with law or this charter, and may at any time accept or exercise any and all additional powers and privileges which may be conferred upon this corporation, or upon life insurance companies in general. One-third of the trustees shall constitute a quorum at all meetings of the board.

                                   ARTICLE SIX

         The board of trustees, at each annual meeting, shall elect the executive officers of the corporation as provided in the bylaws. Other officers may be elected or appointed as provided in the bylaws. One person may hold more than one office, except that no person shall be both president and secretary. The chairman and the president shall be members of the board of trustees, but no other officer need be a trustee.

                                  ARTICLE SEVEN

         The capital of the corporation shall be Two Million Five Hundred Thousand Dollars ($2,500,000) which shall be divided into two thousand five hundred (2,500) shares of One Thousand Dollars ($1,000) each.

                                  ARTICLE EIGHT

         The purpose of the corporation is to aid and strengthen nonprofit colleges, universities, institutions engaged primarily in education or research, governments and their agencies and instrumentalities, and other nonprofit institutions by providing annuities, life insurance, and accident and health insurance, suited to the needs of such entities, their employees and their families, on terms as advantageous to the holders and beneficiaries of such contracts and policies as shall be practicable, and by counseling such entities and individuals concerning pension plans or other measures of security, all without profit to the corporation or its stockholders. The corporation may receive gifts and bequests to aid it in performing such services.

                                  ARTICLE NINE

         The fiscal year of the corporation shall commence on the first day of January and shall end on the thirty-first day of December.